Employment Agreement

This Employment Agreement (this "Agreement") dated as of February 26, 2014 (the "Effective Date") is made by and between SCIENTIFIC INDUSTRIES, INC., a Delaware corporation (the "Company") and KARL NOWOSIELSKI, who resides at 139 Pascack Rd. Pearl River NY 10965, (the "Employee").

                          WITNESSETH:

      WHEREAS, in connection with, and as a condition, to the acquisition by the Company of certain assets of Fulcrum, Inc., a New Jersey corporation ("Assignor"), relating to the research, development, production, marketing and sale of the laboratory, analytical and pharmacy balance and digital scale products, including the Torbal DrX3 mechanical scale, pill counters, moisture analyzers, industrial scales, force gauges, and related systems, methods and processes (collectively, the "Scale and Balance Business") pursuant to that certain Asset Purchase Agreement by and between the Company and Fulcrum dated as of the date of the Effective Date (the "APA"), the Company desires to have the benefit of the employment of Employee, and Employee wishes to be so employed by the Company on the terms and conditions hereinafter contained.

NOW, THEREFORE, it is hereby agreed as follows:

1.	Employment:  Employee is hereby employed as (i) President
of the Company's new Torbal Scales Division housing its Scale and Balance Business and (ii) Director of Marketing of the Company for the Term, as defined in Paragraph 2 below, to perform the duties described in Paragraph 3 hereof.

2.	Employment Term:  Subject to the terms of Paragraph 7 below, the term of employment of Employee by the Company pursuant to this Agreement shall be for three years commencing on the Effective Date, which may be extended by mutual agreement of the parties for an additional two years by providing written notice to the other party of the extension at least 90 days prior to the end of the term and the agreement of the party receiving such notice by written notice to the other party at least 45 days prior to the end of the then current term of such agreement. The period of employment from the Effective Date until the last date of employment (the "Termination Date") pursuant to this Agreement is herein referred to as the "Term".

3.	Employee Duties:  Employee shall devote his full time and
attention to the business and affairs of the Company's Torbal Scales Division, performing those duties typically necessary for the management and performance of tasks to effect and to ensure the smooth running of the Company's Torbal Scales Division's operations, including duties related to, but not limited to, sales, marketing, production, engineering and administration, in each case as reasonably designated by the Company's Chief Executive Officer (the "CEO") or the Executive Vice-President of the Company related to the Scale and Balance Business, as defined above,

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operating from a facility located in New Jersey, and to travel as may reasonably be required in performance of the duties.
In addition, as time permits, Employee shall perform tasks related to the Company's marketing efforts as reasonably required
and requested by the Company's CEO.   He shall report directly
to the Chief Executive Officer of the Company.

4.	Compensation:   During the Term, Employee shall be paid by the
Company a salary at the rate of $140,000 per annum payable in equal installments consistent with the salary installments payable to other regular employees, currently weekly. The salary shall be adjusted on each anniversary of the Effective Date commencing with the second year of the Term to reflect the percentage increase, if any, in the Consumer Price Index for all urban consumers as published by the U.S. Bureau of Labor Statistics ("CPI") at the end of the immediately preceding year over the CPI as of the beginning of such year
(measured in each case from the nearest date on or prior to the relevant anniversary date of the Term for which CPI data is published). At the sole and absolute discretion of the Board of Directors, the Company may pay Employee a bonus in addition to the foregoing compensation in recognition of his services and the results of the Company's operation for each fiscal year of the Company during the Term (pro rata for year ending June 30, 2014).

5.	Expenses:  Subject to the approval of the President or CEO
of the Company, Employee is authorized to incur reasonable and necessary expenses in connection with the discharge of his duties and in promoting the business of the Company, including travel expenses to travel between the Company's New Jersey location and the Bohemia, NY headquarters reimbursable at the current IRS mileage rate, plus tolls. During the Term, the Company will provide Employee with a cellular phone and a laptop computer.
All equipment including computers and telephones provided to Employee by the Company for fulfillment of his duties shall remain the property of the Company and shall, at the request of the Company, upon expiration or early termination of the Term be promptly delivered to the Company.

6.	Options.  The Company agrees to grant to Employee under
its 2012 Stock Option Plan (the "Plan") qualified stock options ("QSOs") to purchase 2,000 shares of its Common Stock exercisable at the per share price equal to the fair market value on the Effective Date as determined under the Plan. Scientific agrees to grant to Employee (i) on the first anniversary of the Effective Date, QSOs to purchase 4,000 shares of Company Common Stock, (ii) on the second anniversary of the Effective Date, QSOs to purchase 5,000 shares of Company Common Stock, and (iii) on the third anniversary of the Effective Date, QSOs to purchase 6,000 shares of the Company's Commons Stock, in each case subject to the continued employment of Employee under this Agreement as of such dates and in each case such QSOs shall be fully vested as of the relevant grant date and shall have an exercise price equal to the fair market value of a share of Common Stock as of the relevant grant date as determined under the Plan.

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7.	Other Benefits: During the Term, Employee shall be
entitled to receive benefits from the Company consistent with those provided to other employees of the Company having similar periods of service, including medical, hospital, dental, life, disability benefits, 401(K), four weeks paid vacation, and sick leave, subject in each instance to eligibility standards.

8.	Termination By the Company Due to Death, Disability or
Cause; Termination by Employee for Good Reason or the Company
Without Cause:

a.	In the event of Employee's death during the Term, this
Agreement shall terminate automatically as of the date of death, except with respect to any accrued but unsatisfied obligations as to salary, benefits (other than the grant of options pursuant to Section 6) and expense reimbursements to the date of death.

b.	In the event of the Employee's Disability (as hereinafter
defined) during the Term for ninety (90) consecutive calendar days or one hundred twenty (120) calendar days in the aggregate during any consecutive twelve (12) month period, the Company shall have the right, by written notice to Employee, to terminate this Agreement effective upon delivery of such notice to Employee. Employee shall be entitled to receive all accrued but unsatisfied obligations as to salary, benefits, and expense reimbursements as of the effective date of such termination. "Disability" for the purposes of this Agreement shall mean Employee's physical or mental disability, as determined in good faith by the President or CEO, and confirmed by a medical provider, in the field of the claimed Disability, of the Company's choice, reasonably acceptable to Employee (or his legal representative), so as to render him incapable of carrying out his essential duties under this Contract.

c.	The Company shall have the right to discharge Employee
and terminate this Agreement (except Paragraphs 9 and 10 shall survive any such termination and remain in full force and effect), for "Cause" (as hereinafter defined) (i) if capable of cure, upon the failure of Employee to cure the Cause by the end of the thirtieth
(30th) day following delivery of written notice of such termination to Employee setting forth the Cause or (ii) if not capable of cure, immediately upon delivery of written notice of such termination to Employee setting forth the Cause. "Cause" shall mean (A) Employee's commission of a felony or entry of a plea of nolo contendere to a felony charge, (B) gross neglect or gross misconduct (including conflict of interest) in the carrying out of Employee's duties under this Agreement, (C) Employee's failure, refusal or neglect to perform Employee's duties in accordance with Paragraph 3 hereof,
(D) engaging in an act or acts of dishonesty affecting the Company or its subsidiaries, (E) alcohol abuse or the illegal use of drugs, or (F) Employee's material breach of this Agreement, in each case in a manner materially interfering with performance of Employee's obligations under this Agreement.

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d.	Employee may terminate his employment for "good reason"
in the event of (i) material breach by the Company of this Agreement, or (ii) a significant change in Employee's responsibilities or duties, in either case, which breach or change remains uncured for a period of thirty (30) days following the Company's receipt of written notice of such breach.

e.	In the event of a termination of Employee's employment under this Agreement by the Company without "Cause" or termination by Employee for "good reason" pursuant to Paragraph 8(d) above, the Company shall (i) pay to Employee (A) Severance Pay (as defined below),
(B) salary and benefits accrued and payable up to the date of such termination, and (C) reimbursement of those expenses accrued and payable under Paragraph 7 hereof through the effective termination date; and (ii) continue to provide Employee with such health and medical benefits required to be provided by the Company pursuant to Paragraph 7 during the Term, for a period of twenty four (24) months immediately following the effective date of Employee's termination. Severance Pay shall be defined as one year's salary at the rate of the compensation Employee is receiving at the time of termination. All payments of Severance Pay shall be payable in accordance with Company payroll practice (currently weekly) over the 12-month period following the effective date of Employee's termination

f.	The Company agrees to provide Employee with an office
located within a 20-mile radius of employee's current residence listed above provided, however, Employee may work from home to the extent his presence at the Company's office is not required in connection with the performance of his obligations under this Agreement, subject to the reasonable consent of the Company.
..
9.	Confidential Information.

a.	Employee agrees that during and after the Term he will not,
directly or indirectly, disclose to any person, or use or otherwise exploit for the benefit of Employee or for the benefit of anyone other than the Company, any Confidential Information (as defined in Paragraph 9(c)). Employee shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure of any thereof is specifically required under applicable law; provided, however, that in the event disclosure is so required, Employee, to the extent legally permitted, shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that the Company may seek an appropriate protective order.

b.	At the request of the Company, Employee agrees to deliver to the Company, at any time during the Term, or thereafter, all Confidential Information which Employee may possess or control. Employee agrees that all Confidential Information of the Company (whether now or hereafter existing) conceived, discovered or made by Employee during the Term exclusively belongs to the Company (and not to Employee). Employee will promptly disclose such

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Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership.

c.	"Confidential Information" means any confidential information of the Company or its subsidiaries or affiliates including, without limitation, any patent, patent application, copyright, trademark, trade name, service mark, service name, "know-how", trade secrets, customer lists, vendor lists, customer pricing or terms, details of client or consultant contracts, pricing policies, cost information, operational methods, financial and accounting information, marketing plans or strategies, product development techniques or plans, business acquisition plans or any portion or phase of any business, scientific or technical information, ideas, discoveries, designs, computer programs (including source or object codes), processes, procedures, formulae, improvements, information relating to the products and services currently being sold, developed or contemplated, by the Company, or which hereinafter may be sold, developed or contemplated, by the Company through the date of termination of the Term, including, but not limited to, pharmaceutical or laboratory balances and scale products or components, catalytic research instruments, mixers, including vortex mixers, rotating, shaking or oscillating apparatuses; thermoelectric apparatuses, sensors or bioreactor bags;
bioprocessing systems operations; or any industrial or laboratory processes, apparatuses or equipment relating thereto or other proprietary or intellectual property of the Company, whether or not in written or tangible form, and whether or not registered, and including all memoranda, notes, summaries, plans, reports, records, documents and other evidence thereof.
The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, information that becomes generally available to the public other than as a result of a disclosure by Employee not permissible hereunder.

d.	Notwithstanding anything herein to the contrary, this
Paragraph 9 shall survive any termination of this Agreement.

10.	Non-Competition.

a.	Subject to the Company not then being in default of its
obligations under this Agreement, and subject to the provisions of paragraph 8 of this Agreement,, Employee agrees that for a period ending on a date which is twelve (12) months following the last day of his employment by the Company or a subsidiary of the Company (the "Non-Competition Period"), he shall not:


i.	engage directly or indirectly in the "Restricted Area"
as defined below in: (x) the Scale and Balance Business; (y) the business of developing, producing, marketing or selling:
(A) pharmaceutical and laboratory balances or scales or components, or (B) items (products or services) which the Company or one of its subsidiaries or an affiliate thereof during the Term is developing, producing, marketing or selling, or (C) items (products or services) which the Company has advised Employee during the Term, it or a subsidiary or affiliate intends to produce or sell

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(collectively the
"Non-Competition Activities") or;

ii.	perform services (including without limitation as an
employee, independent contractor, officer, director or consultant) for, or otherwise be engaged by or have any financial interest in or affiliation with any individual, corporation, partnership or any other entity substantially involved in the Non-Competition Activities ("Competitor Entity") or;

iii.	own, along with his affiliates, including parents,
siblings and members of their families, directly or indirectly
(the "Employee Group"), at least 2% in the aggregate of the outstanding equity interests of any Competitor Entity; provided, however, that nothing contained in this Paragraph 10(a) shall prevent Employee from purchasing as an investment securities of any corporation whose securities are regularly traded on any national securities exchange or in the over-the-counter market if such purchase would not result in the Employee Group owning at the time of the purchase more than 3% of the outstanding equity interests of the Competitor Entity.

"Restricted Area" shall mean the United States, Canada, Central and South America.

b.	During the Non-Competition Period and subject to the
Company's not being in material breach of the terms of this Agreement, Employee shall not solicit or induce any employee of the Company or a subsidiary or affiliate of the Company, to leave its employ.

c.	If the final judgment of a court of competent jurisdiction
declares that any term or provision of Paragraphs 10(a) or (b) above, is invalid or unenforceable, the parties to this Agreement agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

d.	Notwithstanding anything herein to the contrary, this
Paragraph 10 shall survive any termination of this Agreement other than as a result of a termination of Employee's employment (i) by the Company without "Cause" during the initial three-year term of this Agreement or any subsequent renewal term or (ii) by Employee for "good reason" pursuant to Paragraph 8(e) of this Agreement.

11.	Remedies.

a.	Nothing herein contained is intended to waive or diminish
any rights the Company may have at law or in equity at any time to protect and defend its legitimate property interests including its business relationships with third parties, the foregoing provisions being intended to be in addition to and not in derogation or limitation of any other rights it may have at law or in equity.

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b.	A breach by Employee of the provisions of Paragraphs 9
or 10 above, or the failure of the Employee to discontinue any action within two business days following written notice from the Company to Employee to discontinue such action which if consummated would constitute a breach of the provisions of Paragraphs 9 or 10 above, may cause the Company or any of its subsidiaries or affiliates, irreparable injury and damage. Employee therefore agrees that damages may be an inadequate remedy and the Company on behalf of itself or its subsidiaries or affiliates shall be entitled to injunctive and/or other equitable relief to prevent any breach of such Paragraph of this Agreement and to secure its enforcement, without being required to provide any security or post any bond.

12.	For Hire:  The Company shall own forever and throughout
the world all rights of any kind or nature now or hereafter known in and to all of the product of Employee's employment hereunder in any capacity and any and all parts thereof, including, without limitation, patents (exclusively during the current and renewed or extended term of the patent issued anywhere in the world and thereafter, non-exclusively), trade names, trademarks, copyrights and all other property or property rights in or to any ideas, concepts, designs, drawings, plans, prototypes, or any other similar creative works and to the product of any or all of such services, Employee acknowledging and agreeing that the foregoing purposes, Employee is performing his services as the Company's employee-for-hire. Without limiting the generality of the previous sentence, Employee acknowledges and agrees that all memoranda, notes, records, and other documents made or compiled by Employee or made available to Employee during his employment by the Company concerning the business of the Company and its subsidiaries shall be the property of the Company or its subsidiaries, as the case may be, and shall be delivered by Employee to the Company, upon termination of this Agreement or at any other time at the Company's request.

13.	Notices:  Any notices pertaining to this Agreement if to
the Company shall be addressed to: Scientific Industries, Inc., 70 Orville Drive, Bohemia, New York, 11716, Attention: Chief Executive Officer, Fax no. 631-567-5896, with copy to be sent to Reitler Kailas & Rosenblatt LLC, 885 Third Avenue, 20th floor, New York, NY 10022, Attention: John Watkins, Esq., Fax no. 212-371-5500; and if to Employee shall be addressed to Karl Nowosielski, 139 Pascack Rd. Pearl River NY 10965, with a copy to Jeffrey D. Marks Esq., 415 Clifton Avenue, Clifton,
New Jersey 07011, Fax no. 973-253-8858. All notices shall be in writing and shall be deemed duly given if personally delivered or sent by registered or certified mail, overnight or express mail or courier, or by e-mail or fax. If sent by registered or certified mail, notice shall be deemed to have been received and effective three days after mailing; if by overnight or express mail or courier or by e-mail or fax (with evidence of successful transmission/dispatch), notice shall be deemed received the next business day after being sent.
Any party may change its address for notice hereunder by giving notice of such change in the manner provided in this Paragraph 13.

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14.	Entire Agreement:  This Agreement contains the entire
agreement of the parties, respecting the subject matter contained herein. No modification of any provision hereof shall be effective except by a written agreement signed by the parties hereto. This Agreement may be executed in counterparts (each of which may be transmitted via facsimile) with the same effect as if all parties had signed the same document, and all counterparts shall be construed together and shall constitute the same instrument.

15.	Miscellaneous:

a.	This Agreement shall be deemed to have been made in
the State of New York and shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of law rules thereof.

b.	The Agreement shall be binding upon and inure to the
benefit of the parties, their respective successors, heirs and assigns (where permitted).

c.	The waiver by one party hereto of any breach by the
other (the "Breaching Party") of any provision of the Agreement shall not operate or be construed as a waiver of any other
(prior or subsequent) breach by the Breaching Party, and waiver of a breach of a provision in one instance shall not be deemed a waiver of a breach of such provision in any other circumstance.



IN WITNESS WHEREFOR, the parties hereto have signed this Agreement as of the year and date first above written.

SCIENTIFIC INDUSTRIES, INC.

    /s/ Helena R. Santos

By:_________________________________________
     Helena R. Santos
     Chief Executive Officer


KARL NOWOSIELSKI


/s/ KARL NOWOSIELSKI
_____________________________________________